UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

SPY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2013

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of SPY Inc. on Tuesday, June 4, 2013, at 9:00 a.m. (local time), at our offices located at 2070 Las Palmas Drive, Carlsbad, California 92011.

This booklet includes the formal notice of the meeting and the proxy statement for the meeting. After reading the proxy statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed envelope to ensure that your shares will be represented at the meeting. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. In addition, we have enclosed a copy of our Annual Report on Form 10-K, which includes our financial statements for the year ended December 31, 2012.

Your vote is important, so please return your proxy promptly. Our Board of Directors and management look forward to seeing you at the meeting.

Michael Marckx
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD

JUNE 4, 2013

To the Stockholders of SPY Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SPY Inc., a Delaware corporation, will be held on Tuesday, June 4, 2013, at 9:00 a.m. (local time), at our offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, for the following purposes:

1.	To elect eight directors to serve until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To conduct an advisory vote to approve the compensation paid to our named executive officers;

3.	To conduct an advisory vote to indicate how frequently stockholders believe we should conduct an advisory vote on the compensation of our named executive officers;

4.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered certified public accountants for the year ending December 31, 2013; and

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Stockholders of record as of the close of business on April 17, 2013 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection at our Secretary’s office located at 2070 Las Palmas Drive, Carlsbad, California 92011, for ten days before the annual meeting.

It is important that your shares are represented at the annual meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

Sincerely,

Michael D. Angel
Chief Financial Officer, Treasurer and Secretary

Carlsbad, California
May 3, 2013

SPY INC.
2070 LAS PALMAS DRIVE
CARLSBAD, CALIFORNIA 92011

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on June 4, 2013:

The Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report to Stockholders are available at www.proxyconnect.com/spy.

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SPY Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, on Tuesday, June 4, 2013, at 9:00 a.m. (local time), and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K are first being mailed to stockholders on or about May 3, 2013.

Who Can Vote

Stockholders of record at the close of business on April 17, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 13,134,890 shares of common stock, $0.0001 par value per share, were issued and outstanding. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

If you are a record holder of our common stock, you may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy in the prepaid envelope. Submitting a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by proxy in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters presented at the Annual Meeting for which a choice has been specified by a stockholder on a proxy card, the shares will be voted accordingly. If you return your proxy but do not mark your voting preference on the proxy card, your shares will be voted: (i) FOR the election of the nominees for directors listed in this Proxy Statement; (ii) FOR the advisory vote to approve executive compensation; (iii) to hold advisory votes on executive compensation EVERY THREE YEARS; and (iv) FOR the ratification of the appointment of the Company’s independent registered certified public accountants.

If a bank holds your shares, broker or other institution, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Broker Non-Votes

A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that proposal.

Brokers and other nominees may vote on “routine” proposals on behalf of beneficial owners who have not furnished voting instructions, subject to the rules applicable to broker nominees concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those firms. The ratification of the independent registered public accountants, for example, is a routine proposal. Brokers and other nominees may not vote on “non-routine” proposals, unless they have received voting instructions from the beneficial owner. The election of directors, the advisory vote on executive compensation (“Say-on-Pay”) and the advisory vote to determine how often we should conduct advisory votes in executive compensation (“Say-on-Frequency”) are “non-routine” proposals. This means that brokers and other firms must obtain voting instructions from the beneficial owner to vote on the election of directors, and for the Say-on-Pay on Say-on-Frequency proposals; otherwise they will not be able to cast a vote for these “non-routine” proposals. If your shares are held in the name of a broker, bank or other nominee, please follow their voting instructions so you can instruct your broker on how to vote your shares.

Revocation of Proxies

Stockholders of record can revoke their proxies at any time before they are exercised in any one of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy bearing a later date that is properly executed prior to or at the Annual Meeting.

Quorum

In order for any business to be conducted at the Annual Meeting, there must be a quorum, consisting of a majority of the aggregate number of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting present in person or by proxy. If you submit a properly executed proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of establishing a quorum. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are present may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Vote Required for Approval

Proposal One: Election of Directors. Directors are elected by a plurality vote. This means the director nominees who receive the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two: Advisory Vote to Approve Executive Compensation. The advisory vote is not binding on us, our board of directors, or management. The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary for approval of our executive compensation. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the Proposal.  Accordingly, an abstention will have the effect of a vote against this Proposal. Broker “non-votes” will have no effect on the outcome of this Proposal.

Proposal Three: Advisory Vote to Approve the Frequency of Advisory Votes on Executive Compensation. The advisory vote to approve the frequency of the advisory votes on executive compensation is not binding on us, our board of directors, or management. A stockholder may vote to set the frequency of the “Say-on-Pay” vote to occur “EVERY YEAR”, “EVERY TWO YEARS, “ EVERY THREE YEARS”, or the stockholder may vote to “ABSTAIN”. The choice among those four choices that receives the highest number of votes will be deemed the choice of the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

Proposal Four: Ratification of Appointment of Auditors: The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote is necessary to approve this proposal. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted as present and entitled to vote for purposes of the Proposal.  Accordingly, an abstention will have the effect of a vote against this Proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal. However, any broker non-votes received will have no effect on the outcome of this Proposal.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

The Board currently consists of ten members.  At the Annual Meeting, two of our directors, Greg Theiss and Carol Montgomery, will not stand for reelection.  As a result, effective with the Annual Meeting, the size of the Board will be reduced to eight members.  Accordingly, at the Annual Meeting eight directors will be elected to serve until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified.  Each of the directors, other than Mr. Theiss and Ms. Montgomery, have agreed to stand for reelection to the Board of Directors at the Annual Meeting. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Nominating and Corporate Governance Committee of the Board or in the absence of such designation, in a manner as the proxy holders determine in their discretion. Alternately, in any such situation, the directors may, subject to the terms of our certificate of incorporation, take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve. Proxies will then be voted for the election of such nominees as specified in the proxies.

Required Vote

Directors are elected by a plurality vote. This means that the nominees for directors who receive the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors.

        The Board recommends a vote “FOR” the election of each nominee set forth below.

Biographical information concerning the nominees for director is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Greg Andrews	2010	51
Greg Andrews has served on the Board since October 2010.  Mr. Andrews is currently the Chief Financial Officer of Ramco-Gershenson Properties Trust (NYSE: RPT), a publicly traded real estate investment trust listed on the New York Stock Exchange. Prior to joining Ramco-Gershenson in 2010, Mr. Andrews served as Chief Financial Officer of Equity One, Inc. from 2006 to 2009. From 1997 to 2006, Mr. Andrews was a Principal at Green Street Advisors, Inc., an investment research and advisory firm. Mr. Andrews also previously served as Vice President in the corporate (Hong Kong) and commercial real estate (U.S.) divisions of Bank of America, and as an analyst at First Interstate Bank of California. Mr. Andrews received an M.B.A. from the UCLA Anderson School of Business and holds a B.A. in Architecture from Princeton University.

In considering Mr. Andrews as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive expertise and knowledge regarding finance and public company matters.  Mr. Andrews qualifies as an "audit committee expert" under the applicable SEC rules and accordingly contributes his expertise and substantial experience as a principal accounting and financial officer to the deliberations of the Board.

Harry Casari	2004	76
Harry Casari has served on the Board since August 2004. Since 1994, Mr. Casari has been a private investor in the Company. Mr. Casari worked as a certified public accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a partner. Mr. Casari currently serves as a member of the board of directors of Cohu, Inc. (NASDAQ:COHU), a semiconductor equipment, television camera and microwave communications equipment manufacturer. Mr. Casari previously served as a member and Chairman of the board of directors of Meade Instruments Corporation (NASDAQ:MEAD), an optics and telescope manufacturer, from June 2003 to January 2009; as a member of the board of directors of Catcher Holdings Inc., a publically traded corporation, from 2005 until 2008; and as a member of the board of directors of RedEnvelope, Inc., a publicly traded specialty gift retailer, from November 2006 to April 2008, when the company’s assets were sold in bankruptcy.

In considering Mr. Casari as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive formal expertise, training and knowledge regarding accounting and finance, and his public company board experience.  Mr. Casari qualifies as an “audit committee financial expert” under the applicable SEC rules and accordingly contributes to the Board of Directors his understanding of corporate finance and his skills in analyzing and evaluating financial statements.

J. David Chute	2012	56
J. David Chute is President of i2C Ventures, LLC, a company he founded in 2003 that consults with, commercializes and invests in early state proprietary consumer products. Mr. Chute is also co-founder of SunBird, LLC, which he co-founded in 2004 and which licenses certain rights to clip-on sunglasses technology. From 2008 until its acquisition in 2010, Mr. Chute was President and CEO of Switch Vision, a company he co-founded that sells sunglasses with magnetic interchangeable lenses. Switch Vision was acquired in 2010. From 1990 until 2002, Mr. Chute served as Global Managing Director of the Nike, Flexon and Trade Divisions and Executive Vice President of Marchon Eyewear, where his responsibilities included brand and product development, sourcing, marketing, management and strategy. Mr. Chute also founded Flex Eyewear in 1988, a company that was acquired by Marchon Eyewear in 1990. From 1986 until 1989, Mr. Chute was a partner in the Beta Group, which founded or acquired, and managed several businesses. From 1983 until 1986, Mr. Chute was a consultant at the Boston Consulting Group. Mr. Chute received an M.B.A. from Stanford University’s Graduate School of Business, holds an M.S. in Economics from the London School of Economics, and earned a B.A. in Economics at the University of California, Davis.

The Nominating and Corporate Governance Committee considered Mr. Chute’s experience founding and managing companies specializing in sunglasses and eyewear, as well as his extensive senior executive experience, in considering him as a director of the Company.

Fir Geenen	2011	58
Fir Geenen has served on the Board since June 2011. Since October 2008, and from 1993 to October 2007, Mr. Geenen has been a principal of Harlingwood Partners, an investment firm of which Mr. Geenen was a founding principal. From October 2007 to October 2008, Mr. Geenen was a principal at the investment firm Relational Investors, where he served as a portfolio manager. Prior to founding Harlingwood Partners, Mr. Geenen served in investment banking, consulting and executive management roles including at Laidlaw Inc. (Executive Vice President, 1992 to 1996), Shepherd Products (Chairman, 1988 to 1989), Nesbitt Burns (Managing Director, 1982 to 1987) and RBC Dominion Securities (Vice President, 1979 to 1982). Mr. Geenen graduated from Brock University in Ontario, Canada in 1977 with a degree in chemistry and biology.

In considering Mr. Geenen as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive executive business experience and the leadership he has shown in his positions with prior companies. In addition, Mr. Geenen’s investment and merger and acquisition experience, and experience serving on a number of board of directors were considered important factors in the determination of the Nominating and Corporate Governance Committee.

Seth Hamot	2009	51
Seth Hamot has served on the Board since February 2009 and as its Chairman since February 2010.  Mr. Hamot has served as Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot served as the Chairman of the board of directors of TechTeam Global Inc., until that company was sold in December 2010. Additionally, Mr. Hamot served as Chairman of the board of directors of Bradley Pharmaceuticals, Inc., until that company was sold in February of 2008. Mr. Hamot is the Chairman of the board of directors of ISC8 Inc., a public company that develops and sells specialized thermal imaging, microcircuitry, and high density electronics. Mr. Hamot is also on the board of directors of Telos Corporation (OTC:TLSRP), a networking and security products and services provider. Mr. Hamot graduated from Princeton University in 1983 with a degree in economics.

In considering Mr. Hamot as a director of the Company, the Nominating and Corporate Governance Committee considered his extensive business, investment and merger and acquisition experience, as well as the fact that Mr. Hamot indirectly is the Company’s largest shareholder.  In addition, Mr. Hamot’s extensive experience serving on a number of public company board of directors was considered an important factor in the determination of the Nominating and Corporate Governance Committee.

David R. Mitchell	2003	46
David Mitchell has served on the Board since April 2003. Mr. Mitchell currently serves as a managing director with Transportation Resource Partners, a private equity business affiliated with the Penske Corporation, and has assisted in the firm’s investment activities since its formation in 2003. From May 2002 to July 2003, Mr. Mitchell served as a Vice President of Penske Corporation. From January 1999 to April 2002, Mr. Mitchell served as a partner in R.J. Peters and Company, a private equity investment and financial advisory company. From July 1994 to January 1999, Mr. Mitchell was a Senior Manager with Deloitte Consulting. Mr. Mitchell also currently serves as a director on the boards of directors of various private companies. Mr. Mitchell received an M.B.A. from Stanford University’s Graduate School of Business and holds a B.S. in Chemical Engineering from the University of Notre Dame.

In considering Mr. Mitchell as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive senior management expertise and the leadership he has shown in his positions.  In addition, Mr. Mitchell's investment and financial expertise were considered important factors in the determination of the Nominating and Corporate Governance Committee.

John Pound	2006	58
John Pound has served on the Board since October 2006, previously serving as Co-Chairman of the Board from October 2006 to August 2008. Most notably, Mr. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies, since July 1997. He also served as a director of RedEnvelope, Inc., a specialty gift retailer, from August 2005 to March 2008, and as the Executive Chairman of its Board from March 2007 to March 2008. Mr. Pound also served as RedEnvelope, Inc.’s Chief Executive Officer from November 2007 to March 2008. Mr. Pound has also served as a director of The Gymboree Corporation (NASDAQ:GYMB), a branded specialty retailer of children’s apparel, from September 2000 until its sale in November 2010, and Cost Plus World Market (NASDAQ:CPWM) from June 2010 until its sale in June 2012.  Mr. Pound currently sits on the board of directors of several private companies.

In considering Mr. Pound as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive retail, brand and consumer products expertise and experience. In addition, Mr. Pound's public company senior management and board experience, and the leadership he has shown in his positions with prior companies, were considered important factors in the determination of the Nominating and Corporate Governance Committee.

Stephen Roseman	2009	42
Stephen Roseman has served on the Board since July 31, 2009. Mr. Roseman is the managing member of Thesis Capital Group, a firm he founded in 2005. Mr. Roseman served as a member of the board of directors of Celebrate Express, Inc. (NASDAQ:BDAY) starting in August 2006, and as Chairman from November 2007 until August 2008 when the company was acquired by Liberty Media Corporation (NASDAQ:LINTA). From 2003 to 2005, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer discretionary, consumer staples and business services portfolio. His previous professional experience includes serving as a senior equity analyst with Oppenheimer Funds, Inc. where he worked from 2000 to 2003, and was responsible for public and private investments in all of the consumer, financials, energy and industrial sectors for its Discovery Fund. Prior to Oppenheimer Funds, he was employed by PaineWebber Group and Sperry Van Ness. Mr. Roseman also serves on the advisory boards of various private companies. He is a C.F.A. and received an M.B.A. from Fordham University’s Graduate School of Business Administration and a B.A. in French Literature from Arizona State University.

In considering Mr. Roseman as a director of the Company, the Nominating and Corporate Governance Committee reviewed his extensive public company board and investment experience.  In addition, Mr. Roseman possesses valuable business development skills, which was considered an important factor in the determination of the Nominating and Corporate Governance Committee.

Arrangements Related to Mr. Geenen’s Nomination

Mr. Geenen was selected as a nominee to the Board in accordance with the terms of the stock purchase agreement that the Company entered into with Harlingwood (Alpha), LLC, an affiliate of Harlingwood Partners (“Harlingwood”), on February 28, 2011. See “Certain Relationships and Related Party Transactions” below for further information.

Board Meetings and Committees

The Board held 11 meetings during the year ended December 31, 2012. In 2012, all incumbent directors who were directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served. The Board encourages the directors to attend our annual meetings of stockholders when stockholder participation is expected. No directors attended the 2012 annual meeting of stockholders in person, however eight directors participated by conference call.

Independent Directors

The Board believes that a majority of its members should be independent directors. The Board has determined that, other than Mr. Hamot, Ms. Montgomery and Mr. Geenen, all of its current directors are independent directors as defined by the rules and regulations of the Nasdaq Stock Market.

              The members of the Audit Committee of the Board each meet the independence standards established by the Nasdaq Stock Market and the U.S. Securities and Exchange Commission (the “SEC”) for audit committees. In addition, the Board has determined that Messrs. Andrews and Casari each satisfy the definition of an “audit committee financial expert” under SEC rules and regulations. These designations do not impose any duties, obligations or liabilities on Messrs. Andrews and Casari that are greater than those generally imposed on them as members of the Audit Committee and the Board, and their designations as audit committee financial experts does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. The majority of the members of these committees have been determined by the Board to be independent. In addition, each member of these committees, except for Mr. Hamot (Nominating and Governance Committee), has been determined by the Board to be independent. Each committee has a written charter approved by the Board. Copies of each committee charter is available on the Company’s website at investor.spyoptic.com and by clicking on the “Corporate Governance” tab.

Audit Committee

Members:	Mr. Casari (Chairman) Mr. Andrews Mr. Roseman
Number of Meetings in 2012:	This committee held 9 meetings.
Functions:
This committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. This committee is responsible for the appointment, compensation, retention and oversight of the independent accountants and for ensuring that the accountants are independent of management.

Compensation Committee

Members:	Mr. Mitchell (Chairman) Mr. Casari Mr. Pound
Number of Meetings in 2012:	This committee held 6 meetings.
Functions:
This committee determines the Company’s general compensation policies and practices. This committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. This committee also reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Members:	Mr. Hamot (Chairman) Mr. Pound Mr. Theiss
Number of Meetings in 2012:	This committee held 2 meetings.
Functions:
This committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and appoints new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for such nomination or appointment.

The Board seeks membership composed of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Board and Nominating and Corporate Governance Committee do not have a specific policy with regard to the consideration of diversity in the identification of director nominees. However, the Board and Nominating and Corporate Governance Committee consider diversity to be a valuable factor when evaluating director candidates’ qualifications and potential for making meaningful contributions to the operation of the Board and the Company. The Nominating and Corporate Governance Committee also believes it to be appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the applicable SEC rules and regulations.

Prior to each annual meeting of stockholders, the Board or Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Board or Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. The Company’s policy is to consider nominees for the Board from stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. Nominees suggested by stockholders are considered in the same way as nominees suggested from other sources. Once the Nominating and Corporate Governance Committee chooses a slate of candidates, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. Information required by the Company’s Bylaws to be in the notice include: the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and its related rules and regulations. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The recommendation should be sent to: Secretary, SPY Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: Secretary, SPY Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Board Leadership Structure

The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. However, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board. Our Chief Executive Officer is not currently a member of, or nominee for election to, the Board.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which added Section 14A to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal Three.

  Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near- and longer-term financial and strategic goals, and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

  The "Executive Compensation" section of this Proxy Statement describes in detail our executive compensation programs and the decisions made by management and the Compensation Committee with respect to the fiscal years ended December 31, 2012 and December 31, 2011. As we describe in this section of the Proxy Statement, our executive compensation program incorporates a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal Three overrules any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, management and the Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the disclosure under “Executive Compensation”, the compensation tables and accompanying narrative disclosure, and any related material disclosed in this Proxy Statement, is hereby approved.

Required Vote

                   On this non-binding matter, the affirmative vote of at least a majority of the votes cast at the Annual Meeting is required to approve this Proposal Two.

The Board recommends that stockholders vote “FOR” the advisory resolution above, approving of the compensation paid to the Company’s named executive officers.

PROPOSAL THREE
ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal Two, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal Three, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

                The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

                After careful consideration, the Board of Directors believes that an executive compensation advisory vote should be held every three years, and therefore our Board of Directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory votes. The proxy provides stockholders with the opportunity to choose among four options (holding the vote once every year, every two years or every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Required Vote

On this non-binding matter, a stockholder may vote to set the frequency of the “say on pay” vote to occur every year, every two years, or every three years, or the stockholder may vote to abstain. The choice among those four choices that receives the highest number of votes will be deemed the choice of the stockholders.

The Board recommends that you vote to hold advisory votes on executive compensation “EVERY THREE YEARS”.

PROPOSAL FOUR
RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board has selected the firm of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2013. Representatives of Mayer Hoffman McCann P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered certified public accountants is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Mayer Hoffman McCann P.C. to its stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of Mayer Hoffman McCann P.C., the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s financial statements for 2011 and 2012, and fees billed for other services rendered by Mayer Hoffman McCann P.C.

	Year Ended December 31,
	2011	2012
Audit Fees (1)	$305,700	$265,250
Audit-Related Fees (2)	—	—
Tax Fees (3)	26,806	18,960
All Other Fees (4)	—	—

Total	$332,506	$284,210

(1)
Audit Fees include all services that are performed to comply with Generally Accepted Auditing Standards (“GAAS”). In addition, this category includes fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements, such as audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, reports on an issuer’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, may not be billed as audit services. To the extent that such services are necessary to comply with GAAS (i.e., tax accrual work), an appropriate allocation of those fees is in this category.

(2)
Audit-Related Fees include assurance and related services that are traditionally performed by an independent accountant such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.

(3)	Tax Fees include all services performed by an accounting firm’s tax division except those related to the audit. Typical services include tax compliance, tax planning and tax advice.

(4)	All Other Fees include fees for any service not addressed in the other three categories above.

Determination of Independence

    The Audit Committee has determined that the fees received by Mayer Hoffman McCann P.C. for the non-audit related services listed above are compatible with maintaining the independence of Mayer Hoffman McCann P.C.

Pre-Approval Policy and Procedures

    It is the Company’s policy that all audit and non-audit services to be performed by the Company’s independent registered certified public accountants be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the independent registered certified public accountants to perform any service that the independent registered certified public accountants would be prohibited from providing under applicable securities laws. In assessing whether to approve the use of the independent registered certified public accountants for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the independent registered certified public accountants. The Audit Committee will approve permitted non-audit services by the independent registered certified public accountants only when it will be more effective or economical to have such services provided by the independent registered certified public accountants. During the year ended December 31, 2012, all audit and non-audit services performed by the Company’s independent registered certified public accountants were approved in advance by the Audit Committee.

Required Vote

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of the Company’s independent registered certified public accountants. Abstentions will have the same effect as a vote “AGAINST” this Proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.  However, any broker non-vote received will not effect the outcome of this Proposal.

The Board recommends a vote “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Position
Michael Marckx	48	Chief Executive Officer and President
Michael D. Angel	57	Chief Financial Officer, Treasurer and Secretary
Erik Darby	47	Vice President, Sales

Michael Marckx serves as the Company’s President and Chief Executive Officer. He has served as Chief Executive Officer since December 15, 2011. He joined the Company in February 2011 as its Vice President of Marketing and was promoted to President on April 12, 2011. Mr. Marckx has experience in management and operational positions. Since 2001, Mr. Marckx has served on the board of directors of Surfrider Foundation, a non-profit foundation, serving as Chairman since 2009. From 2004 until 2011, Mr. Marckx was the Vice President of Global Marketing/Entertainment of Globe International, which manufactures and markets apparel, footwear and boardsports hardgoods. From 2001 until 2004, Mr. Marckx was the Vice President, International Marketing/Creative Director at Ocean Pacific, which manufacturers and markets beach apparel. From 2000 until 2001, Mr. Marckx was the Vice President, Marketing/Entertainment at Broadband Interactive Group. Mr. Marckx earned his B.S. in economics at the University of California, Irvine.

Michael D. Angel serves as the Company’s Chief Financial Officer, Treasurer and Secretary. He was appointed on April 12, 2011 as the Interim Chief Financial Officer and Treasurer in a consulting role, and joined the Company as an employee and was appointed Chief Financial Officer, Treasurer and Secretary on January 3, 2012. Prior to joining the Company, Mr. Angel had over 30 years professional experience in financial and accounting roles in various industries, periodically focusing on performance improvement for companies in transition and restructuring situations. Mr. Angel has primarily been an employee and, to a lesser extent, a consultant, including service as the chief financial officer for six other companies, four of which were publicly traded. Immediately prior to his appointment as Interim Chief Financial Officer and Treasurer of the Company, Mr. Angel organized a financial consulting services business. From 2009 until its sale in 2010 to Avnet, Inc., Mr. Angel was Vice President Finance and Chief Accounting Officer at Bell Microproducts, Inc., a technology products distributor and he performed similar functions, on a transitional basis, as an employee after its acquisition until his departure in late 2010. From 2008 to 2009, Mr. Angel was Chief Financial Officer at Novasys Medical, Inc., a medical device company. In 2007, Mr. Angel was Chief Financial Officer of Benefit Street, Inc., a provider of retirement and benefits administration and related software services. Benefit Street, Inc. consummated a general assignment for the benefit of creditors in March 2009 after substantially all of its assets were acquired sixteen months after Mr. Angel’s departure. From 2005 until its sale in 2007, Mr. Angel was Chief Financial Officer of RITA Medical Systems, Inc. a medical device company. From 2004 to 2005, Mr. Angel was Chief Financial Officer of Proxim Corporation, a company providing wireless networking systems. On June 11, 2005, Proxim Corporation sold its assets in a pre-packaged, competitively bid transaction under Section 363 of the United States Bankruptcy Code. During the periods between employment at the above mentioned companies, Mr. Angel generally provided financial consulting services. Mr. Angel earned his B.S. in business administration with a concentration in accounting from California State University, Chico, and is a certified public accountant (inactive status) in the State of California.

Erik Darby joined the Company in June 2009 as the Vice President, Sales. Mr. Darby has over 15 years of experience in sales development, key account management and brand building within the footwear business. From 2006 to 2009, Mr. Darby was Vice President of Sales-Strategic Accounts at Pony Inc., where he was responsible for management of sales for the West and Midwest Regions. From 2001 to 2006, Mr. Darby served as Director of Sales for Converse Inc. Mr. Darby began his career at Nike, Inc. where he served in various account management positions. Mr. Darby earned a B.S. degree in Management/Marketing from the University of Oregon.

EXECUTIVE COMPENSATION

The following table discloses the compensation paid to or earned during the years ended December 31, 2012 and 2011 by all individuals serving as the Company’s principal executive officer or acting in a similar capacity during 2012 and 2011, regardless of compensation level, and the Company’s two most highly compensated executive officers other than the Company’s principal executive officer who were serving as executive officers at the end of 2012 (collectively the “Named Executive Officers”):

2012 Summary Compensation Table

Name and Principal Position	Year	Salary Earned ($)		Bonus ($) (5)	Option Award(s) ($) (6)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (8)	Total Compensation ($)
Michael Marckx (1)	2012	$300,000		$—	$168,045		$—		$17,106	$485,151
Chief Executive Officer and President	2011	$205,000		$88,405	$271,720		$—		$35,935	$601,060

Michael D. Angel (2)	2012	$244,230		$—	$247,310		$—		$28,321	$519,861
Chief Financial Officer, Treasurer and Secretary	2011	$475,000	(4)	$—	$360,000	(7)	$37,500	(4)	$—	$872,500

Erik Darby (3)	2012	$190,000		$62,924	$—		$—		$11,174	$264,098
Vice President, Sales	2011	$190,000		$84,771	$—		$—		$11,178	$285,949

(1)
Mr. Marckx has served as the Company’s Chief Executive Officer and President since December 15, 2011. He joined the Company in February 2011 as its Vice President of Marketing and was promoted to President on April 12, 2011.

(2)
Mr. Angel serves as the Company’s Chief Financial Officer, Treasurer and Secretary. He joined the Company on April 12, 2011 as its Interim Chief Financial Officer and Treasurer in a consulting role and was hired as an employee and became Chief Financial Officer, Treasurer and Secretary effective on January 3, 2012.

(3)	Mr. Darby has served as the Company's Vice President of Sales since June 2009.
(4)
During 2011, the Company had an agreement with Regent Pacific Management Corporation (“Regent Pacific”) pursuant to which Regent Pacific agreed to provide certain management services to the Company, including providing the services of Mr. Angel to the Company as its Interim Chief Financial Officer. The amount reported as salary for Mr. Angel, who was a consultant to and paid by Regent Pacific, represents the amount the Company paid to Regent Pacific for Mr. Angel’s services as the Company’s Interim Chief Financial Officer. The amount reported as non-equity incentive plan compensation represents the fee the Company paid to Regent Pacific for (a) preparation of a revised Company forecast and budget and (b) preparation of a form of monthly reports for the Board, each of which Mr. Angel prepared.

(5)
With respect to 2012, the bonus amount in this column represent $62,924 earned by Mr. Darby for bonus and commissions earned for achieving certain quarterly sales levels and gross margin targets associated with close out sales targets.  With respect to 2011, the bonus amounts in this column represent: (a) $88,405 bonus earned by Mr. Marckx in connection with a 2011 inventory reduction plan and (b) $48,808 bonus earned by Mr. Darby in connection with a 2011 inventory reduction plan and $35,963 bonus earned for achieving certain quarterly sales levels and commission earned for achieving gross margin targets associated with close out sales.

(6)
Other than with respect to Mr. Angel in 2011, the amounts in this column represent the grant date fair value of stock option awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Named Executive Officer has the right to purchase, subject to vesting, shares of the Company’s common stock. For the assumptions made in determining the grant date fair values of the stock option awards see Note 10 “Share-Based Compensation” to the Company’s audited consolidated financial statements for the year ended December 31, 2012 included in its Annual Report on Form 10-K, filed with the SEC on March 20, 2013.

(7)
This amount represents the value of the warrant the Company issued to Regent Pacific in connection with its engagement to provide services to the Company as described in Note 4, above. The warrant, which vested over the three month service period ending July 2011, is exercisable for 244,163 unregistered shares of the Company’s common stock, has an exercise price of $1.85 per share and has a 10-year term.

(8)
With respect to 2012, the amounts in this column represent: (a) $11,106 paid to Mr. Marckx for his employee portion of his health benefits and $6,000 paid as an automobile allowance, (b) $10,321 paid to Mr. Angel for his employee portion of his health benefits and $18,000 paid for a housing and transportation allowance and (c) $11,174 paid to Mr. Darby for his employee portion of his health benefits.  With respect to 2011, the amounts in this column represent: (a) $25,694 paid to Mr. Marckx as a relocation bonus, $5,931 for his employee portion of his health benefits and $4,310 paid as an automobile allowance, and (b) $11,178 paid to Mr. Darby for his employee portion of his health benefits.

Management Transition in Fiscal 2012

On August 28, 2012, the employment of Gregory Hagerman, our executive vice president, sales and operations, terminated effective August 31, 2012.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Mr. Marckx

Employment Agreement – Previous Agreements. As part of his offer letter dated February 4, 2011 to serve as the Company’s Vice President of Marketing, Mr. Marckx was provided with an annual base salary of $200,000 and was granted a nonstatutory stock option to purchase up to 100,000 shares of the Company’s common stock, at an exercise price of $1.70, which, subject to acceleration of vesting in connection with a change in control (as described below under “Change of Control Severance Agreement”), vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on February 22 of each of 2012, 2013 and 2014.

In connection with his appointment as the Company’s President, the Company entered into an employment agreement with Mr. Marckx on April 13, 2011 with a term of four years. Under the terms of this agreement, the Company agreed to pay Mr. Marckx an annual base salary of $250,000 and to grant Mr. Marckx a nonstatutory stock option to purchase up to 100,000 shares of the Company’s common stock, at an exercise price of $1.85, which, subject to acceleration of vesting in connection with a change in control (as described below under “Change of Control Severance Agreement”), vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on April 12 of each of 2012, 2013 and 2014. Mr. Marckx was also eligible to receive an annual cash bonus of up to $50,000 determined at the sole discretion of the Board for each fiscal year during which the employment agreement is in effect.

If the Company terminated Mr. Marckx’s employment without “cause” and not due to Mr. Marckx’s death or disability, and such termination takes place either before a change in control transaction or more than 12 months following a change in control transaction, Mr. Marckx was also entitled to cash severance equal to his annual base salary as in effect on the date of such termination provided that Mr. Marckx signs a general release of claims. If such termination occurred within 12 months following a change in control transaction, Mr. Marckx would be eligible to receive severance pay in accordance with the terms of his change in control severance agreement entered into in February 2011, which is described below under “Change in Control Severance Agreement.” For purposes of Mr. Marckx’s employment agreement, the term “cause” was generally defined as any of the following acts committed by Mr. Marckx: (i) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (ii) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (iii) breach of his employment agreement; (iv) refusal to implement or follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (v) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (vi) violation of a Company policy or procedure which is materially injurious to the Company.

Employment Agreement – Current Agreement.  In connection with his appointment to the additional position of Chief Executive Officer, the Company and Mr. Marckx entered into an amended and restated employment agreement as of October 27, 2011, effective December 15, 2011. Under the terms of this agreement, Mr. Marckx’s annual base salary was increased to $300,000 effective December 15, 2011, and he was granted, effective as of the same date, a nonstatutory stock option to purchase up to 50,000 shares of the Company’s common stock, at an exercise price of $1.50, which, subject to acceleration of vesting in connection with a change in control (as described below under “Change of Control Severance Agreement”), vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on December 15 of each of 2012, 2013 and 2014. Mr. Marckx annual cash bonus was also increased beginning in 2012, making him eligible to receive combined total annual bonus (“Total Potential Bonus”) of up to one hundred percent (100%) of annual base salary, with half of the Total Potential Bonus (the “Annual Performance Target Bonus”) initially to be based on the goals to be determined in the discretion of the Compensation Committee and half to be at the sole discretion of the Compensation Committee. In addition, this agreement provided that a portion of Mr. Marckx’s Total Potential Bonus could be awarded to fund overachievement for fiscal year 2011. Mr. Marckx’s previously established 2011 $50,000 annual cash bonus was unchanged. On December 15, 2011, the Company and Mr. Marckx entered into an amendment to his amended and restated employment agreement. Under this amendment, the amount of the annual cash bonus that Mr. Marckx was eligible to receive for 2011 was increased from $50,000 to up to $150,000. The amount of the bonus, if any, remained in the sole discretion of the Board or the Compensation Committee.

Mr. Marckx’s amended and restated employment agreement also provides that if the Company terminates his employment without “cause” and not due to his death or disability, and such termination takes place either before a change in control transaction or more than 12 months following a change in control transaction, then the vesting of 50% of outstanding unvested stock options issued to Mr. Marckx as of December 15, 2011 and held by Mr. Marckx at the time of termination will be accelerated, provided that he signs a general release of claims. For purposes of Mr. Marckx’s amended and restated employment agreement, the term “cause” is generally defined as any of the following acts committed by Mr. Marckx: (i) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (ii) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (iii) breach of his employment agreement; (iv) refusal to implement or follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (v) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (vi) violation of a Company policy or procedure which is materially injurious to the Company. The term of Mr. Marckx’s amended and restated employment agreement is four years.

On October 16, 2012, the Company and Mr. Marckx further amended his employment agreement. Under the terms of this agreement, Mr. Marckx became eligible to receive a total potential cash bonus of up to 100% of his 2014 base salary (“2014 Total Potential Bonus”), with half of the 2014 Total Potential Bonus to be based on goals to be determined in the discretion of the Compensation Committee and half to be at the sole discretion of the Compensation Committee. Further, Mr. Marckx agreed to waive any right to receive a bonus he might have been entitled to during the years ending December 31, 2012 and 2013 pursuant to his respective amended and restated employment agreement effective December 15, 2011.

On March 5, 2013, Mr. Marckx was granted a non statutory stock option to purchase up to 100,000 shares of the Company's common stock, at an exercise price of $1.46, which is subject to potential accelerated vesting of all unvested options in connection with a change in control.  The unvested portion of this option vests and becomes exercisable in 50,000 increments semi-annually or annually based on the company achieving certain operating profit targets in 2013.

Change in Control Severance Agreements – Previous Agreement. On February 22, 2011, the Company entered into a change in control severance agreement with Mr. Marckx in connection with his employment as the Company’s Vice President of Marketing. The change in control severance agreement was entered into under the Company’s Change in Control Severance Plan. Pursuant to the change in control severance agreement, if Mr. Marckx’s employment as an executive was terminated by the Company without “cause” within 12 months following a change of control transaction, or if Mr. Marckx voluntary terminated his employment for “good reason” within 14 months following a change of control transaction, Mr. Marckx would have been entitled to (i) continuation of his base salary for a period of 24 months, payable in regular payroll installments; (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Marckx became eligible for group insurance benefits from another employer; (iii) payment of a prorated bonus equal to the product of any bonus paid to Mr. Marckx for the most recently completed fiscal year preceding the fiscal year in which Mr. Marckx’s employment terminated, provided however that the minimum prorated bonus would have been determined as if Mr. Marckx was employed at least six months in the year in which his employment terminates; and (iv) to the extent Mr. Marckx held any outstanding, unvested stock options or other equity compensation after taking into account any acceleration provisions of the Company’s stock incentive plan and underlying option agreements, there would have been acceleration of vesting of such stock options or other equity compensation as if Mr. Marckx had continued employment with the Company for six months following his termination date. The payment of these severance benefits was conditioned upon Mr. Marckx timely providing a release of claims against the Company, the Company’s affiliates and related parties. For purposes of this change in control severance agreement: (i) the term “cause” was generally defined as any of the following acts committed by Mr. Marckx: (a) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (b) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (c) refusal to implement or follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (d) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (e) violation of a Company policy or procedure which is materially injurious to the Company; and (ii) the term “good reason” was generally defined as any of the following have occurred without Mr. Marckx’s written consent: (a) Mr. Marckx experienced a material diminution in his base salary after the company’s public announcement of a change in control; (b) Mr. Marckx experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company’s announcement of a change in control, provided that a change in Mr. Marckx’s authority, duties, responsibilities, title or reporting person(s) following a change in control to conform to those of a management-level position consistent with the Company’s organization and needs following a change in control shall not constitute a “good reason”; (c) notification to Mr. Marckx of a material change in the geographic location for the performance of his services to the company after a change in control; or (d) a material breach of the agreement by the Company after a change in control.

Change in Control Severance Agreement – Current Agreement.  In connection with his appointment as the Company’s Chief Executive Officer, the Company and Mr. Marckx entered into an amended and restated change in control severance agreement effective December 15, 2011. The amended and restated change in control severance agreement was entered into under the Company’s Change in Control Severance Plan. Pursuant to the amended and restated change in control severance agreement, if Mr. Marckx’s employment as an executive is terminated by the Company without “cause” within 12 months following a change of control transaction, or if Mr. Marckx voluntary terminated his employment for “good reason” within 14 months following a change of control transaction, Mr. Marckx is entitled to (i) continuation of his base salary for a period of 24 months, payable in regular payroll installments; (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Marckx became eligible for group insurance benefits from another employer; (iii) payment of an amount equal to any unpaid “annual performance bonus” for the year in which his employment terminates; and (iv) the acceleration of all outstanding, unvested stock options or other equity compensation held by Mr. Marckx at the time of termination. The payment of these severance benefits is conditioned upon Mr. Marckx timely providing a release of claims against the Company, the Company’s affiliates and related parties. For purposes of Mr. Marckx’s change in control severance agreement: (i) the term “cause” is generally defined as any of the following acts committed by Mr. Marckx: (a) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (b) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (c) refusal to implement or follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (d) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (e) violation of a Company policy or procedure which is materially injurious to the Company; and (ii) the term “good reason” is generally defined as any of the following have occurred without Mr. Marckx’s written consent: (a) Mr. Marckx experienced a material diminution in his base salary after the company’s public announcement of a change in control; (b) Mr. Marckx experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company’s announcement of a change in control, provided that a change in Mr. Marckx’s authority, duties, responsibilities, title or reporting person(s) following a change in control to conform to those of a management-level position consistent with the Company’s organization and needs following a change in control shall not constitute a “good reason”; (c) notification to Mr. Marckx of a material change in the geographic location for the performance of his services to the company after a change in control; or (d) a material breach of the agreement by the Company after a change in control.

On October 16, 2012, the Company and Mr. Marckx further amended his change in control severance agreement. Pursuant to the amended change in control severance agreement, the definition of “Disqualified Party” was determined to mean any of the current members of the Board, or their affiliates, including, but not limited to (1) Costa Brava Partnership III, L.P., Roark, Rearden & Hamot, LLP, Seth W. Hamot, an individual; (2) Harlingwood (Alpha) LLC, Fir Geenen, an individual; and (3) The Integrity Brands Fund, LLP, John Pound, an individual, and any affiliates of the foregoing entities and individuals. In addition, the definition of “good reason” was determined to mean that one or more of the following had occurred without Mr. Marckx’s written consent: (1) Mr. Marckx experienced a material diminution in base pay after the Company’s public announcement of a Change in Control; (2) Mr. Marckx experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company’s public announcement of a Change in Control; (3) Mr. Marckx had been notified that he will experience a material change in the geographic location at which he must perform his services to the Company after a Change in Control; or (4) the Company had materially breached this agreement provided that the effective date of any such material breach cannot occur until on or after a Change in Control. For the purposes of this agreement, Mr. Marckx may resign his employment from the company for “good reason” within 60 days after the date that any of the events described above has first occurred without Mr. Marckx’s written consent within 12 months following the Change in Control. Mr. Marckx’s resignation for good reason would only be effective if the Company has not cured or remedied the “good reason” event within 30 days after its receipt of the written notice from Mr. Marckx. Such written notice must be provided to the Company within the earlier of (i) 30 days of the initial existence of the purported “good reason” event, or (ii) 15 days following the first anniversary of the Change in Control.  Failure to timely provide such written notice to the Company means that Mr. Marckx will be deemed to have consented to and irrevocably waived the potential “good reason” event. If the Company does timely cure or remedy the “good reason” event, then Mr. Marckx may either resign his employment without “good reason” or he may continue to remain employed subject to terms of his amended and restated employment agreement. Further, in the event of a Change of Control which involves a transaction which represents an “enterprise value” of the Company less than or equal to $50,000,000, the Company shall pay Mr. Marckx a bonus amount equal to $150,000. In the event of a Change of Control, which involves a transaction that represents an “enterprise value” of the Company over $50,000,000, the Company shall pay Mr. Marckx an amount equal to $300,000. Any of the above bonuses shall be paid in a lump sum payment on the 60th day after Mr. Marckx’s termination date. For purposes of the above, the “enterprise value” of a transaction shall mean (1) the total consideration paid to Company shareholders by the acquiring party or parties, (2) plus indebtedness for bank debt and similar financial liabilities of the Company (including, but not limited debt to the Disqualified Parties) at such closing, (3) minus cash and cash equivalents at such closing, as such enterprise value is determined by the Board as of the transaction closing in good faith. The Board shall determine the “enterprise value” of an event based on its good faith review of the facts and circumstances surrounding acquisition of the securities referenced in such section as soon as reasonably practicable after it becomes aware of the event.

Mr. Angel

Regent Pacific Retainer Agreement. On April 12, 2011, the Board appointed Mr. Angel as the Company’s Interim Chief Financial Officer and Treasurer. Mr. Angel served in those offices under the terms of a consulting retainer agreement that the Company entered into on April 11, 2011 with Regent Pacific Management Corporation (“Regent Pacific”). Under the terms of the retainer agreement, Regent Pacific provided certain management services to the Company, including providing the services of Mr. Angel as the Company’s Interim Chief Financial Officer. In exchange for such services, the Company (i) paid Regent Pacific a $50,000 fee per four week period of services; (ii) agreed to pay Regent Pacific fee of approximately $50,000 (of which a total of $37,500 was eventually paid based on mutual agreement) upon the attainment of mutually agreed upon milestones relating to (a) preparation of a revised Company forecast and budget, and (b) preparation of a form of monthly reports for the Board, each of which Mr. Angel prepared; (iii) issued to Regent Pacific a warrant to purchase 244,163 unregistered shares of the Company’s common stock with an exercise price equal to $1.85 and with a 10-year term; and (iv) reimbursed Regent Pacific for certain costs and expenses. The retainer agreement also entitled Regent Pacific to $487,500 if the Company hired Mr. Angel. Regent Pacific compensated Mr. Angel directly upon terms agreed upon by Regent Pacific and Mr. Angel. Regent Pacific also assigned to an entity wholly owned by Mr. Angel a portion of the warrant (representing a right to purchase up to 97,665 of the Company’s common stock) that the Company issued to Regent Pacific described above.

On September 20, 2011, the Company and Regent Pacific agreed to extend the term of the retainer agreement until January 2, 2012, and Regent Pacific agreed to permit the Company to hire Mr. Angel as an employee if the Company paid $62,500 to Regent Pacific instead of the $487,500 provided for by the retainer agreement. The Company paid Regent Pacific the $62,500 in December 2011 and the Board appointed Mr. Angel as the Company’s Chief Financial Officer, Treasurer and Secretary effective January 3, 2012.

       Employment Agreement – Current Agreement. In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Angel effective January 3, 2012. Under the terms of this agreement, the Company agreed to pay Mr. Angel an annual base salary of $250,000, and Mr. Angel became eligible to receive a total potential annual cash bonus for 2012 of up to 80% of his annual base salary. The amount of the bonus is based, in part, on the achievement of goals to be approved by the Compensation Committee in its discretion and otherwise to be determined by the Compensation Committee in its discretion. Under his employment agreement, Mr. Angel was also granted a nonstatutory stock option to purchase up to 200,000 shares of the Company’s common stock, at an exercise price of $1.80, which, subject to acceleration of vesting in connection with a change in control (as described below under “Change of Control Severance Agreement”), vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on January 3 of each of 2013, 2014 and 2015.

The term of Mr. Angel’s employment agreement is four years. If the Company terminates Mr. Angel’s employment without “cause” and not due to Mr. Angel’s death or disability, and such termination takes place either before a change in control transaction or more than 12 months following a change in control transaction, Mr. Angel will be entitled to (i) cash severance equal to 100% of his annual base salary as in effect on the date of such termination; and (ii) the acceleration of vesting of 50% of the unvested portion of the stock option to purchase 200,000 shares issued to Mr. Angel under his employment agreement, provided that Mr. Angel signs a general release of claims. If such termination occurs within 12 months following a change in control transaction, Mr. Angel will be eligible to receive severance pay in accordance with the terms of the change in control severance agreement he entered into with the Company described below. Mr. Angel’s employment agreement also provides for a monthly allowance of up to $1,500 for housing and transportation costs. For purposes of Mr. Angel’s employment agreement, the term “cause” is generally defined as any of the following acts committed by Mr. Angel: (i) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (ii) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (iii) breach of his employment agreement; (iv) refusal to implement or follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (v) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (vi) violation of a Company policy or procedure which is materially injurious to the Company.

On October 16, 2012, the Company and Mr. Angel amended his employment agreement. Under the terms of this agreement, Mr. Angel became eligible to receive a total potential cash bonus of up to 80% of his 2014 base salary (“2014 Total Potential Bonus”), with half of the 2014 Total Potential bonus to be based on goals to be determined in the discretion of the Compensation Committee and half to be at the sole discretion of the Compensation Committee.  Further, Mr. Angel agreed to waive any right to receive a bonus he might have been entitled to during the years ending December 31, 2012 and 2013 pursuant to his respective employment agreement effective January 3, 2012.

Change in Control Severance Agreement. The Company entered into a change in control severance agreement with Mr. Angel on January 3, 2012. Mr. Angel’s change in control severance agreement was entered into under the Company’s Change in Control Severance Plan. Under the terms of this agreement, if Mr. Angel’s employment as an executive is involuntary terminated by the Company without “cause” within 12 months following a change of control transaction, or if Mr. Angel voluntary terminates his employment for “good reason” within 14 months following a change of control transaction, Mr. Angel is entitled to (i) continuation of his base salary for a period of 18 months, payable in regular payroll installments; (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Angel becomes eligible for group insurance benefits from another employer; (iii) payment of a bonus equal to 50% of his potential annual bonus for the fiscal year in which Mr. Angel’s employment terminates; and (iv) the acceleration of the vesting of all outstanding, unvested stock options or other equity compensation held by Mr. Angel at the time of termination. The payment of these severance benefits is conditioned upon Mr. Angel timely providing a release of claims against the Company, the Company’s affiliates and related parties. For purposes of Mr. Angel’s change in control severance agreement: (i) the term “cause” is generally defined as any of the following acts committed by Mr. Angel: (a) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (b) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (c) refusal to implement or follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (d) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (e) violation of a Company policy or procedure which is materially injurious to the Company; and (ii) the term “good reason” is generally defined as any of the following have occurred without Mr. Angel’ written consent: (a) Mr. Angel experienced a material diminution in his base salary after the company’s public announcement of a change in control; (b) Mr. Angel experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company’s announcement of a change in control, provided that a change in Mr. Angel’s authority, duties, responsibilities, title or reporting person(s) following a change in control to conform to those of a management-level position consistent with the Company’s organization and needs following a change in control shall not constitute a “good reason”; (c) notification to Mr. Angel of a material change in the geographic location for the performance of his services to the company after a change in control; or (d) a material breach of the agreement by the Company after a change in control.

On October 16, 2012, the Company and Mr. Angel further amended his change in control severance agreement. Pursuant to the amended change in control severance agreement, the definition of “Disqualified Party” was determined to mean any of the current members of the Board, or their affiliates, including, but not limited to (1) Costa Brava Partnership III, L.P., Roark, Rearden & Hamot, LLP, Seth W. Hamot, an individual; (2) Harlingwood (Alpha) LLC, Fir Geenen, an individual; and (3) The Integrity Brands Fund, LLP, John Pound, an individual, and any affiliates of the foregoing entities and individuals. Further, in the event of a Change of Control which involves a transaction which represents an “enterprise value” of the Company less than or equal to $50,000,000, the Company shall pay Mr. Angel a bonus amount equal to $100,000. In the event of a Change of Control, which involves a transaction, which represents an “enterprise value” of the Company over 50,000,000, the Company shall pay Mr. Angel a bonus amount equal to $200,000. Any of the above bonuses shall be paid in a lump sum payment on the 60th day after Mr. Angel’s Termination Date. For purposes of the above, the “enterprise value” of a transaction shall mean (1) the total consideration paid to Company shareholders by the acquiring party or parties, (2) plus indebtedness for bank debt and similar financial liabilities of the Company (including, but not limited debt to the Disqualified Parties) at such closing, (3) minus cash and cash equivalents at such closing, as such enterprise value is determined by the Board as of the transaction closing in good faith. The Board shall determine the “enterprise value” of an event based on its good faith review of the facts and circumstances surrounding acquisition of the securities referenced in such section as soon as reasonably practicable after it becomes aware of the event.

Mr. Darby

Employment Agreement. As part of Mr. Darby’s offer letter dated May 20, 2009, which provides that Mr. Darby shall serve as the Company’s Vice President of Sales, he was provided, among other things, the following: (a) an annual base salary of $190,000; (b) eligibility to receive an annual cumulative bonus of up to 30% of his annual base salary; (c) a grant of a stock option to purchase 80,000 shares of the Company’s common stock, which vests in equal annual installments over four years from date of grant and is subject to full vesting upon a change of control; and (d) if Mr. Darby is terminated without cause, Mr. Darby is entitled to receive a severance payment of $95,000.

Change in Control Severance Agreement. On December 8, 2010, the Company entered into a change in control severance agreement with Mr. Darby. The change in control severance agreement was issued under the Company’s Change in Control Severance Plan, which was adopted on December 8, 2010. Pursuant to the change in control severance agreement, if Mr. Darby’s employment as an executive is terminated by the Company without “cause” within 12 months following a change of control transaction, or if Mr. Darby voluntary terminates his employment for “good reason” within 14 months following a change of control transaction, Mr. Darby will be entitled to (i) continuation of his base salary for a period of 24 months, payable in regular payroll installments, (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Darby becomes eligible for group insurance benefits from another employer, (iii) payment of a prorated bonus equal to the product of any bonus paid to Mr. Darby for the most recently completed fiscal year preceding the fiscal year in which Mr. Darby’s employment terminates, provided however that the minimum prorated bonus shall be determined as if Mr. Darby was employed at least six months in the year in which his employment terminates, and (iv) to the extent Mr. Darby holds any outstanding, unvested stock options or other equity compensation after taking into account any acceleration provisions of the Company’s stock incentive plan and underlying option agreements, there will be acceleration of vesting of such stock options or other equity compensation as if Mr. Darby had continued employment with the Company for six months following his termination date. The payment of these severance benefits is conditioned upon Mr. Darby timely providing a release of claims against the Company, our affiliates and related parties.

Under Mr. Darby's change in control severance agreement, "cause" means any of the following acts committed by the executive: (i) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (ii) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (iii) failure to follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (iv) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (v) violation of a Company policy or procedure which is materially injurious to the Company.

Under the change in control severance agreement, “good reason” means any of the following have occurred with the executive’s written consent: (i) executive experienced a material diminution in his base salary after the company’s public announcement of a change in control; (ii) executive experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company’s announcement of a change in control, provided that a change in the executive’s authority, duties, responsibilities, title or reporting person(s) following a change in control to conform to those of a management-level position consistent with the Company’s organization and needs following a change in control shall not constitute a “good reason”; (iii) notification to executive of a material change in the geographic location for the performance of his services to the company after a change in control; or (iv) a material breach of the agreement by the Company after a change in control.

Outstanding Equity Awards at December 31, 2012

The following table discloses outstanding stock option awards and warrants held by each of the Named Executive Officers at December 31, 2012:
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael Marckx	66,667		33,333	(2)	$1.70	2/22/2021
Chief Executive Officer and President	66,667		33,333	(3)	1.85	4/12/2021
	16,667		33,333	(4)	1.50	12/15/2021
	50,000		100,000	(5)	1.80	1/17/2022

Michael D. Angel (6)	97,665	(6)	—		$1.85	4/11/2021
Chief Financial Officer, Treasurer and Secretary	66,667		133,333	(7)	1.80	1/3/2022
	—		25,000	(8)	1.50	12/19/2022

Erik Darby	80,000		—		$0.74	6/9/2019
Vice President, Sales	40,000		—		0.96	5/12/2020
	66,667		33,333	(9)	1.25	12/8/2020

(1)
All equity awards included in this table are options, except for an equity award held by Mr. Angel, which is a warrant to purchase common stock. Mr. Angel’s warrant expires ten years from original warrant issuance date to Regent Pacific (see Note 6, below). All options expire ten years from date of grant and have an exercise price equal to the closing price of the Company’s common stock on the respective date of grants.

(2)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on February 22, 2014.

(3)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on April 12, 2014.

(4)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on December 15 of each of 2013 and 2014.

(5)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on January 17 of each of 2014 and 2015.

(6)
Mr. Angel was appointed as the Company's Interim Chief Financial Officer and Treasurer on April 12, 2011 and joined the Company as an employee and was appointed to Chief Financial Officer, Treasurer and Secretary effective on January 3, 2012. The Company received Mr. Angel’s services as Interim Chief Financial Officer and Treasurer under the terms of an agreement between the Company and Regent Pacific Management Corporation (“Regent Pacific”) pursuant to which Regent Pacific agreed to provide certain management services to the Company, including providing the services of Mr. Angel to the Company as its Interim Chief Financial Officer. The Company issued a warrant to purchase 244,163 shares of the Company’s common stock at an exercise price of $1.85 per share to Regent Pacific in connection with its engagement to provide services to the Company as described above. Regent Pacific assigned a portion of such warrant to a company wholly owned by Mr. Angel, and as a result, Mr. Angel beneficially holds a warrant to purchase 97,665 shares of the Company’s common stock, which is reported in this table. This warrant vested over the three-month period ending July 2011.

(7)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on January 3 of each of 2014 and 2015.

(8)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on December 19 of each of 2013, 2014 and 2015.

(9)
Subject to potential accelerated vesting of all unvested options in connection with a change in control, the unvested portion of this option vests and becomes exercisable with respect to 1/3 of the total shares subject to this option on December 8, 2013.

DIRECTOR COMPENSATION

The Company pays the following fees to its non-employee directors related to their service on the Board:

●	annual retainer of $10,000;
●	annual retainer of $3,000 for serving as chairman of the Audit Committee and $2,000 for serving as a member of the Audit Committee;
●	annual retainer of $1,000 for serving as the chairman or a member of the Compensation Committee; and
●	annual retainer of $1,000 for serving as the chairman or a member of the Nominating and Corporate Governance Committee.

       In addition, the Company’s non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options annually. Non-employee directors are automatically granted an initial stock option to purchase 15,000 shares of common stock upon their appointment to the Board. Each initial stock option vests and becomes fully exercisable on the first anniversary of the date of grant subject to continued service. Also, immediately after each of the Company’s regularly scheduled annual meetings of stockholders, each non-employee director that has served on the Board for at least six months automatically receives a nonstatutory stock option to purchase 15,000 shares of common stock. Each annual stock option vests and becomes fully exercisable on the first anniversary of the date of grant. The stock options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and accelerate and become fully vested upon a change of control of the Company. Further, directors may be reimbursed for any out-of-pocket travel expenses they incur while in the performance of their responsibilities for the Company.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2012:

2012 Compensation of Non-Employee Directors

Name	Fees earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Stock Awards ($)	Total ($)
Greg Andrews	$12,000	$14,061	$—	$26,061
Harry Casari	14,000	14,061	—	28,061
J. David Chute	6,778	15,273	—	22,051
Fir Geenen	10,000	14,061	—	24,061
Seth W. Hamot	11,500	14,061	—	25,561
David Mitchell	11,000	14,061	—	25,061
Carol Montgomery	10,000	—	—	10,000
John Pound	12,000	14,061	—	26,061
Stephen Roseman	12,000	14,061	—	26,061
Greg Theiss	11,000	14,061	—	25,061

(1)
In an effort to conserve the Company’s cash, the Board elected to receive stock awards in lieu of cash fees earned in respect of their annual retainers for service on the Board and its committees.  Fees earned in respect of service provided each quarter are valued and issued on the first business day following the quarter ended of service.  Share awards were granted on April 2, 2012, July 2, 2012, October 1, 2012 and January 2, 2013 and were converted at per share values of $1.55, $1.40, $1.25 and $1.50, respectively. The stock awards vested immediately upon grant and were not subject to any further service by the directors. The amounts in this column represent the grant date fair value of the restricted stock awards granted during 2012 and is computed in accordance with FASB guidance, excluding the effect of estimated forfeitures.

(2)
Represents the grant date fair value of stock option awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the director has the right to purchase, subject to vesting, shares of the Company’s common stock. For the assumptions made in determining the grant date fair values of the stock option awards, see Note 10 “Share-Based Compensation” to the Company’s audited consolidated financial statements for the year ended December 31, 2012 included in its Annual Report on Form 10-K filed with the SEC on March 20, 2013.

As of December 31, 2012, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:
Name	# of Shares Subject to Outstanding Options
Greg Andrews	45,000
Harry Casari	110,000
J. David Chute	15,000
Fir Geenen	30,000
Seth W. Hamot	60,000
David Mitchell	150,000
Carol Montgomery	100,000
John Pound	100,000
Stephen Roseman	60,000
Greg Theiss	110,000

The stock option awards granted to Greg Theiss and Carol Montgomery were amended to extend the allowable exercise period of the options from ninety days from the end of their service on the Board of Directors to five years from such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table discloses certain information as of April 17, 2013 as to shares of the Company’s common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each of the Company’s current directors and director nominees, (iii) each of the Company’s named executive officers and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in this table is: c/o SPY Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Except as indicated in the footnotes to the following table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of the shares of Company’s common stock beneficially owned is based on the number of shares issued and outstanding as of April 26, 2013. In addition, shares acquirable within 60 days of April 17, 2013 pursuant to options or other securities are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934,  as amended.

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares Acquirable within 60 days of April 1, 2013	Percentage of Shares Beneficially Owned
5% Stockholders:
Costa Brava Partnership III L.P. (1)	6,341,206	1,000,000	51.94%
The Integrity Brands Fund, L.P. (2)	1,332,281	—	10.14%
Stephens Investment Management, LLC (3)	745,961	—	5.68%
Harlingwood (Alpha), LLC (4)	712,121	1,100,587	12.73%
Directors, Nominees and Named Executive Officers:
Seth Hamot (5)	6,407,518	1,060,000	52.61%
John Pound (6)	1,380,773	100,000	11.19%
Fir Geenen (7)	724,047	1,130,587	13.00%
Greg Theiss	251,375	110,000	2.73%
David R. Mitchell	69,287	150,000	1.65%
Harry Casari	93,119	110,000	1.53%
Greg Andrews	57,408	45,000	0.78%
Carol Montgomery	9,021	100,000	0.82%
Stephen Roseman	32,042	60,000	0.70%
J. David Chute	1,712	15,000	0.13%
Michael Marckx	—	199,999	1.50%
Michael D. Angel	—	164,332	1.24%
Erik Darby	—	186,666	1.40%
All current directors and executive officers as a group (13 persons)	9,026,302	3,413,584	75.20%

(1)
Represents 6,341,206 shares held directly by Costa Brava Partnership III L.P. (“Costa Brava”) in a margin brokerage account (together with other securities) and 1,000,000 shares issuable upon the conversion of a promissory note held by Costa Brava. Seth W. Hamot, one of the Company’s directors, is the president of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava. Each of Costa Brava, Roark, Rearden & Hamot, LLC and Mr. Hamot have sole voting and dispositive power over such shares. The principal business address of each of the foregoing persons is 420 Boylston Street, Boston, MA 02116. Excludes shares held directly by Mr. Hamot, by two trusts for the benefit of Mr. Hamot’s children and by Mr. Hamot’s children, all of which are described in Note 5, below.

(2)
John Pound, one of the Company’s directors, is the sole managing member of Integrity Brands Partners LLC, the general partner of The Integrity Brands Fund, L.P. The shares reported are owned directly by The Integrity Brands Fund, L.P., and indirectly by Mr. Pound, who disclaims beneficial ownership except to the extent of his pecuniary interest therein. The foregoing information is based on the Form 4 filed by Mr. Pound on April 3, 2013. The principal business address for The Integrity Brands Fund is 101 Oak Ridge Road San Rafael, CA 94903.

(3)
Includes 745,961 shares as to which voting and dispositive power is shared among Stephens Investment Management (“SIM”), Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens. Orphan Fund, L.P. (“Orphan”) holds sole voting and dispositive power as to 745,961 shares. SIM serves as general partner and investment manager of the investment limited partnerships, including Orphan, that hold the shares reported. SIM, as those investment limited partnerships’ general partner and investment manager, and Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens, as managing members and owners of SIM, may therefore be deemed to beneficially own the shares owned by such investment limited partnerships for the purposes of Rule 13d-3 of the Exchange Act insofar as they may be deemed to have the power to direct the voting or disposition of those shares. The foregoing information is based on the Schedule 13G/A filed jointly on February 12, 2012. The principal business address of each of the foregoing is One Ferry Building, Suite 225, San Francisco, CA 94111.

(4)
Fir Geenen, one of the Company’s directors, is the manager of Harlingwood Investment Partners I, LLC (“HIP”), which is the manager of Harlingwood (Alpha), LLC (“Harlingwood”). HIP, as the manager of Harlingwood, has sole authority to act on behalf of Harlingwood with respect to such shares, and Mr. Geenen, as the manager of HIP, has sole authority to take action on behalf of HIP as manager of, or holder of ownership interests in, another entity. HIP and Mr. Geenen disclaim beneficial ownership of all of the shares of the common stock held by Harlingwood. The principal business address of each of Harlingwood, HIP and Mr. Geenen is 3580 Carmel Mountain Rd, Suite 460, San Diego, California 92130.

(5)
Represents 48,261 shares held directly by Seth W. Hamot, 60,000 shares issuable upon the exercise of options held by Mr. Hamot, 6,000 shares held in two trusts for the benefit of Mr. Hamot’s children, 12,000 shares held directly by Mr. Hamot’s children, 6,341,206 shares held directly by Costa Brava and 1,000,000 shares issuable upon the conversion of a promissory note held by Costa Brava. See Note 1, above.

(6)
Represents 48,437 shares held directly by John Pound, 100,000 shares issuable upon the exercise of options held by Mr. Pound and 1,332,281 shares held directly by The Integrity Brands Fund, L.P. See Note 2, above.

(7)
Represents 11,881 shares held directly by Fir Geenen, 30,000 shares issuable upon the exercise of options held by Mr. Geenen, 712,121 shares held by Harlingwood and 1,100,587 shares issuable upon the conversion of a promissory note held by Costa Brava. See Note 4, above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

We did not enter into any transactions with related parties since January 1, 2011, and there is no currently proposed transaction, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, except as disclosed below and in “EXECUTIVE COMPENSATION” and “DIRECTOR COMPENSATION” sections above.

Costa Brava Term Note

In December 2010, SPY North America had borrowed a total of $7.0 million principal from Costa Brava under a promissory note (“Costa Brava Term Note”), which at that time was due December 31, 2012. The Costa Brava Term Note was subordinated to the BFI Line of Credit pursuant to the terms of a debt subordination agreement between Costa Brava and BFI. The Costa Brava Term Note at that time required monthly and periodic interest payments.

In December 2011, the Costa Brava Term Note was amended to (i) extend the maturity date from December 31, 2012 to June 21, 2013, and (ii) allow SPY North America, at its discretion, to pay monthly interest payments and other accrued interest (accruing daily at a rate equal to 12% per annum as of such amendment) in kind starting on January 1, 2012 as an addition to the outstanding principal amount due, rather than in cash (referred to as "Accrued PIK Interest"). SPY North America had elected to pay all interest accrued at or since January 1, 2012 in Accrued PIK Interest.

In August 2012, the Costa Brava Term Note was further amended to extend the maturity date from June 21, 2013 to April 1, 2014.

In September 2012, the Costa Brava Term Note and Costa Brava Line of Credit, defined below, was further amended to eliminate the ability to elect to make any interest payments in cash, instead allowing only Accrued PIK Interest prior to the April 1, 2014 due date.

In addition to the interest payments described above, the Costa Brava Term Note, as amended, requires that SPY North America pay 1% of the outstanding principal amount in cash (without giving effect to the Accrued PIK Interest) on each December 31 and on the then revised maturity date of April 1, 2014. During the term of the Costa Brava Term Note, Costa Brava may, at its discretion, convert up to $2,250,000 of the principal amount (excluding the Accrued PIK Interest) of the Costa Brava Term Note into shares of the Company’s common stock at a conversion price of $2.25 per share. The Costa Brava Term Note contains representations and warranties, and reporting and financial covenants that are customary for financings of this type, and has cross default provisions. SPY North America was in compliance with the covenants under the Costa Brava Term Note at December 31, 2012. The Costa Brava Term Note also requires that the Company obtain Costa Brava’s consent with respect to certain financing transactions. See also Note 13 “Related Party Transactions” to the Consolidated Financial Statements.

Costa Brava Line of Credit

In June 2011, SPY North America and Costa Brava entered into an additional promissory note evidencing a $6.0 million line of credit commitment with Costa Brava (“Costa Brava Line of Credit”), which was subsequently increased in both June 2012 and August 2012. Interest on the outstanding borrowings accrues daily at a rate equal to 12% per annum which became payable in kind starting on January 1, 2012. During the year ended December 31, 2011, the Costa Brava Line of Credit required monthly interest payments through December 31, 2011. On December 21, 2011, the Costa Brava Line of Credit was amended to (i) accelerate the maturity date from June 30, 2014 to June 21, 2013, and to (ii) allow SPY North America, at its discretion, to pay the monthly interest payments in kind starting on January 1, 2012 as an addition to the outstanding principal amount due, rather than pay in cash. SPY North America had elected to pay all interest accrued since January 1, 2012 in kind by adding such accrued interest to the outstanding principal amount that will be due at maturity.

In June 2012, SPY North America and Costa Brava amended the Costa Brava Line of Credit. The primary changes to the Costa Brava Line of Credit were:

•	The original principal amount of the Costa Brava Line of Credit was increased by $1.0 million, from $6.0 million to $7.0 million.

•
SPY North America became obligated to repay $1.0 million of the principal amount outstanding under the Costa Brava Line of Credit within five business days of the sale of equity by the Company (preferred stock, common stock, warrants to purchase common stock, or any combination thereof) with proceeds to the Company of at least $4.0 million prior to payment of any transaction expenses. Any amount so repaid was to reduce dollar-for-dollar Costa Brava’s commitment to make advances under the Costa Brava Line of Credit. This provision was amended in August 2012.

In August 2012, SPY North America and Costa Brava further amended the Costa Brava Line of Credit. The primary changes to the Costa Brava Line of Credit were:

•	The original principal amount of the Costa Brava Line of Credit was increased by $3.0 million, from $7.0 million to $10.0 million.

•
SPY North America became obligated to repay $4.0 million of the principal amount outstanding under the Costa Brava Line of Credit, at the election of Costa Brava, within fifteen business days of the sale of equity by the Company (preferred stock, common stock, warrants to purchase common stock, or any combination thereof) with proceeds to the Company of at least $4.0 million prior to payment of any transaction expenses. Any amount so repaid will reduce dollar-for-dollar Costa Brava’s commitment to make advances under the Costa Brava Line of Credit (collectively “Repayment Obligation”). This provision was amended in September 2012.

•	The maturity date of June 21, 2013 was extended to become April 1, 2014.

In September 2012, SPY North America and Costa Brava further amended the Costa Brava Line of Credit. The primary changes to the Costa Brava Line of Credit as previously amended were:

•
The Repayment Obligation option was amended to expand the allowable equity financing transactions to additionally include certain debt financing, and specifically included the September 2012 Harlingwood Note as summarized below such that the September 2012 Harlingwood Note reduced by $1.0 million the $4.0 million needed to trigger the requirement for SPY North America to repay amounts due under the Costa Brava Line of Credit at the election of Costa Brava.

•	The Repayment Obligation was amended to end on December 31, 2012 and expired on that date.

•
The ability of SPY North America in the previous amendments to, at its discretion, pay the monthly interest payments on the amount outstanding under the Costa Brava Line of Credit in kind as an addition to the outstanding principal amount due, rather than in cash, was amended to preclude the Company’s ability to elect to make any interest payments in cash prior to the then April 1, 2014 due date.

The other material terms of the Costa Brava Line of Credit were not changed by the June 2012, August 2012, September 2012, or April 2013 amendments. In addition, the Costa Brava Line of Credit, as amended, requires that SPY North America pay a facility fee on June 21 of each year through and including the maturity date, calculated as the lesser of (i) 1% of the average daily outstanding principal amount owed under the note for the 365 day period ending on such payment date or (ii) $100,000.

SPY North America had borrowed a total of $8.5 million of the then $10.0 million that was available under the Costa Brava Line of Credit as of December 31, 2012 (which amounts exclude the Accrued PIK Interest), and all amounts owing there under are subordinated to the amounts owed by SPY North America under its loan and security agreement with BFI pursuant to the terms of a debt subordination agreement between Costa Brava and BFI. The Costa Brava Line of Credit contains customary representations and warranties and reporting and financial covenants that are customary for financings of this type, and cross default provisions. SPY North America was in compliance with the covenants under the Costa Brava Line of Credit at December 31, 2012. This promissory note also requires that the Company obtain Costa Brava’s consent with respect to certain financing transactions.

Costa Brava Loans

The total outstanding borrowings under credit facilities entered into with Costa Brava at December 31, 2012 and 2011 was $15.5 million and $13.0 million, respectively. The $15.5 million balance excludes $2.0 million of interest added to outstanding principal that will be due at maturity, $1.8 million of which is attributable to interest expense accrued during the year ended December 31, 2012 and $0.2 million of which was attributable to interest expense accrued in prior periods. The Costa Brava Term Loan and Costa Brava Line of Credit are pari passu with respect to the rights and preferences of the Harlingwood Note, which is described below.

Costa Brava, an entity that owned at December 31, 2012 approximately 48.4%, or 52.1% on an as converted basis, of the Company's common stock.  The Chairman of the Company's Board of Directors, Seth Hamot, is the President and sole member of Roark, Rearden & Hamot, LLC, which is the sole general partner of Costa Brava.

Harlingwood Convertible Debt

In September 2012, the Company entered into a convertible note purchase agreement with Harlingwood pursuant to which the Company issued a promissory note to Harlingwood in the principal amount of $1.0 million (the “Harlingwood Note”). The Harlingwood Note accrues interest at the rate of 12% per annum, which is required to be paid in kind as an addition to the outstanding principal amount due under the Harlingwood Note on the last day of each calendar month in arrears and may not be paid in cash until the maturity date, which at that date was April 1, 2014, and instead is only payable as Accrued PIK Interest. The principal amount due under the Harlingwood Note (including Accrued PIK Interest) is convertible into common stock of the Company at $1.40 per share of common stock, subject to adjustment for stock splits or stock dividends. The Company paid an initial facility fee to Harlingwood of $10,000 in September 2012 and future facility fees are due on each anniversary of the Harlingwood Note until the Harlingwood Note matures equal to the lesser of $10,000 or 1% of the average daily outstanding principal amount due under the Harlingwood Note (without giving effect to the Accrued PIK Interest). The Harlingwood Note is pari passu with respect to the rights and preferences of the Costa Brava Term Loan and Costa Brava Line of Credit.

In December 2012, the Company borrowed an additional $0.5 million from Harlingwood under substantially identical terms and conditions to the September 2012 $1.0 million Harlingwood Note (collectively “Harlingwood Notes”).

Harlingwood beneficially owns approximately 5.4%, or 12.8% on an as converted basis, of the Company’s common stock as of December 31, 2012. Mr. Fir Geenen, a member of the Company’s board of directors, is the manager of a limited liability company that is the manager of Harlingwood. Accrued PIK Interest attributable to the Harlingwood Notes was less than $0.1 million at December 31, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following pages contain a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company for the year ended December 31, 2012. Stockholders should be aware that under SEC rules, the Report of the Audit Committee of the Board is not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered certified public accountants are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 with the Company’s management and its independent registered certified public accountants. The Audit Committee met privately with the independent registered certified public accountants and discussed issues deemed significant by the independent registered certified public accountants, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures from the independent registered certified public accountants required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered certified public accountants their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Audit Committee

Harry Casari (Chairman)
Greg Andrews
Stephen Roseman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and stockholders holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to its directors, executive officers, and 10% stockholders were complied with and those reports timely filed, except as follows: (i) eight directors of the Company each filed one late Form 4 on November 14, 2012 with respect to common stock issued on October 1, 2012 in lieu of cash for third quarter Board fees (Seth Hamot - 2,200 shares, Greg Andrews - 2,400 shares, Harry Casari - 2,800 shares, David R. Mitchell - 2,200 shares, Carol Montgomery - 2,000 shares,  John Pound - 2,400 shares, Stephen Roseman - 2,400 shares, Greg Theiss - 2,200 shares) and (ii) one director of the Company filed one late Form 4 on November 29, 2012 with respect to common stock issued on October 1, 2012 in lieu of cash for third quarter Board fees (Fir Geenen - 2,000 shares).

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Stockholder proposals that are intended to be presented by stockholders at the Company’s 2014 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 3, 2014 in order that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal not included in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2014 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s Annual Meeting of Stockholders, the Company must receive the stockholder’s notice no later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by proxy solicitors, directors, officers and other employees of the Company by personal interview, telephone, facsimile or other means. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company, Attn: Investor Relations Department, 2070 Las Palmas Drive, Carlsbad, California 92011, or contact Investor Relations at 760-804-8420. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies solicited by this Proxy Statement, if validly signed, dated and returned to the Company, will be voted in accordance with the judgment of the persons holding the proxies.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

By Order of the Board of Directors
/s/ Michael D. Angel
Michael D. Angel
May 3, 2013	Chief Financial Officer, Treasurer and Secretary

The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 has been mailed with this Proxy Statement. The Company will provide copies of exhibits to that report, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 2070 Las Palmas Drive, Carlsbad, California 92011, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of April 17, 2013 the stockholder was entitled to vote at the Annual Meeting.

Copies of the Annual Report on Form 10-K and the exhibits thereto may also be obtained through the SEC’s web site at www.sec.gov.

PROXY

SPY INC.

Annual Meeting of Stockholders

June 4, 2013

This Proxy is Solicited on Behalf of the Board of Directors of SPY INC.

The undersigned revokes any previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on June 4, 2013 and the Proxy Statement and hereby appoints Michael Marckx and Michael D. Angel, or any one of them with full power of substitution, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of SPY Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2013 Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California on June 4, 2013 at 9:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on this proxy card. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the recommendations of the board of directors of the Company. The proxies cannot vote your shares unless you sign and return this card.

Copies of the 2013 Proxy Statement and the 2012 Annual Report on Form 10-K are available online at www.proxyconnect.com/spy.

P R O X Y	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

(Reverse Side)

ANNUAL MEETING PROXY The Company’s board of directors recommends a vote FOR the election of each of director nominees listed below, a vote FOR each of Proposals Two and Four and a vote of EVERY THREE YEARS for Proposal Three. This proxy, when properly executed, will be voted as specified below. If no specification is made, this proxy will be voted FOR the election of each of director nominees listed below, FOR each of Proposals Two and Four, and EVERY THREE YEARS for Proposal Three.

[X]	Please mark votes as in this example.

1.	Election of Directors

To elect the following directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
	FOR	AGAINST	ABSTAIN

01 Greg Andrews	[ ]	[ ]	[ ]

02 Harry Casari	[ ]	[ ]	[ ]

03 J. David Chute	[ ]	[ ]	[ ]

04 Fir Geenen	[ ]	[ ]	[ ]

05 Seth W. Hamot	[ ]	[ ]	[ ]

06 David Mitchell	[ ]	[ ]	[ ]

07 John Pound	[ ]	[ ]	[ ]

08 Stephen Roseman	[ ]	[ ]	[ ]

2.	Advisory Vote on Executive Compensation

To approve, on an advisory basis, the executive compensation paid to SPY Inc. Named Executive Officers.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

3.	Advisory Vote on the Frequency of Stockholder Advisory Vote on Executive Compensation

To approve, on an advisory basis, the frequency of which to hold stockholder advisory votes on executive compensation paid to SPY Inc. Named Executive Officers.

EVERY YEAR	[ ]	EVERY TWO YEARS	[ ]	EVERY THREE YEARS	[ ]	ABSTAIN	[ ]

4.	Ratification of Accountants

To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2013.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

Mark box at right if you plan to attend the annual meeting  [   ]

Mark box at right if an address change or comment has been noted on reverse side of this card  [   ]

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date